Exhibit 99.1

NEWS RELEASE

Contact: David Higie
Phone: (412) 269-6449
Release: Immediate (April 2, 2012)

BAKER TERMINATES SHAREHOLDER RIGHTS PLAN

PITTSBURGH—Michael Baker Corporation (NYSE Amex: BKR) announced today that its Board of Directors had approved an amendment to the Company’s shareholder rights plan to accelerate the final expiration date of the rights under the plan to March 30, 2012. This amendment has the effect of terminating the plan, which is commonly referred to as a “poison pill.” Shareholders do not have to take any action as a result of this termination and this action will have no effect on the Company’s common stock.

“The Board decided to terminate the rights plan as part of a broad review of the Company’s corporate governance framework,” said Richard L. Shaw, chairman of the Board. “In addition to terminating the rights plan, the Board took other actions, reflected in new corporate governance guidelines being published on the Company’s website, designed to better align our governance practices with prevailing approaches to issues of relevance to our shareholders,” Shaw concluded.

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,200 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

(The above information may contain forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: the events described in the “Risk Factors” section of our 2011 Form 10-K; increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act-A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; and divestitures and acquisitions. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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